Exhibit 10.19

Execution

SECURITY AGREEMENT OVER SHARES IN

GREAT RICH TECHNOLOGIES LIMITED

Dated: 10 April 2025

created by

Yongnan ZHOU

as the Chargor

in favour of

Xinruixiang Holding Limited

acting as Chargee

Dentons Hong Kong LLP
Suite 3201, Jardine House

1 Connaught Place, Central, Hong Kong

THE SCHEDULES

SCHEDULE	PAGE
SCHEDULE 1 Rights and Powers of Receivers	19
SCHEDULE 2 Shares	21

i

THIS Security Agreement Over Shares In Great Rich Technologies Limited (this “Deed”) is dated April 10, 2025, and is entered into by and between:

(1)	Yongnan ZHOU, holder of Dominica RA096191 and having his address at No. 26 Tonggang Road, Changjing Town, Jiangyin City, Jiangsu Province (the “Chargor”); and

(2)	Xinruixiang Holding Limited, a limited liability company incorporated under the laws of The Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China (“PRC”) and having its registered address at Flat/Rm A 12/F, 300 Lockhart Road, Wan Chai, Hong Kong (the “Chargee).

RECITALS:

(A)	The Chargor is entering into this Deed in connection with a certain management agreement dated on or about the date hereof and entered into by the Chargor and Chargee (the “Management Agreement”).

(B)	To secure the Secured Liabilities (as defined below), the Chargor has agreed to enter into this Deed to provide Security (as defined below) over shares of GREAT RICH TECHNOLOGIES LIMITED (the “Company”), a company incorporated and existing under the laws of Hong Kong and having its ordinary shares listed at KOSDAQ, owned by Chargor, in favour of the Chargee.

(C)	The Chargee and the Chargor intend this Deed to take effect as a deed (even though the Chargee may execute it under hand).

NOW THEREFORE, it is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, including the recitals hereto, unless the context otherwise requires:

“Authorisation” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Companies Ordinance” means the Companies Ordinance (Cap. 622) of the Laws of Hong Kong.

“Companies (Winding Up and Miscellaneous Provisions) Ordinance” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of the Laws of Hong Kong.

“CPO” means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

“Event of Default” means the following events:

(a)	the Chargor’s default in fulfilling his Secured Liabilities and thus the Security Interests have become enforceable;

(b)	any legal proceedings or other procedure or step is taken in connection with or in relation to the bankruptcy of the Chargor or the enforcement of any Security over any assets of the Chargor or any analogous procedure or step is taken in any jurisdiction;

(c)	a moratorium is declared in respect of any indebtedness of the Chargor (which, for the avoidance of doubt, including any moratorium subsequently lifted or remedied); and

(d)	any representation, statement, warranty or term made by the Chargor in this Deed is or proves to have been incorrect or breached in a material respect.

“Delegate” means a delegate or sub-delegate appointed by the Chargee or a Receiver in accordance with this Deed.

“Party” or “Parties” means either the Chargor or Chargee or both parties to this Deed.

“Quasi-Security” means a transaction under which the Chargor will:

(a)	sell, transfer or otherwise dispose of any of his assets on terms whereby they are or may be leased to or re-acquired by a third party;

(b)	sell, transfer or otherwise dispose of any of his receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising finances or borrowing or of financing the acquisition of an asset.

“Receiver” means a receiver or a receiver and manager appointed in respect of all or any part of the Security Assets.

“Related Rights” means, in relation to a Security Asset:

(a)	any proceeds of sale, transfer or other disposal, lease, license, sub-license, or agreement for sale, transfer or other disposal, lease, license or sub-license, of that Security Asset;

(b)	any moneys or proceeds paid or payable deriving from that Security Asset;

(c)	any rights, claims, guarantees, indemnities, Security or covenants for title in relation to that Security Asset;

(d)	any awards or judgments in favor of the Chargor in relation to that Security Asset; and

(e)	any other assets deriving from, or relating to, that Security Asset.

“Secured Liabilities” means the due and punctual payment, performance, and discharge of all agreements, covenants, obligations, and liabilities of Chargor in, moneys due by Chargor under, and accuracy of the representations and warranties of Chargor in the Management Agreement and this Deed.

“Security” means any mortgage, pledge, lien, assignment, set-off or trust agreement or arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

“Securities Agent” means Haitong International Securities Company.

“Security Assets” means in relation to the Chargor, all of his assets (including without limitation the Shares) which are subject of the Security created or to be created by Clause 2 of this Deed.

“Security Interests” means all or any of the Security created or expressed to be created in favour of the Chargee by or pursuant to Management Agreement and this Deed.

“Shares” means, in relation to the Chargor, all his right, title and interest from time to time in and to:

(a)	the shares described in Schedule 2 (Shares) of Company and any other shares issued in the future to him by Company as issuer of any such shares;

(b)	warrants, options and other rights of his to subscribe for, purchase or otherwise acquire any such shares; and

(c)	any other securities or investments deriving from any such shares or any rights attaching or relating to any such shares,

in each case including any rights against any custodian, nominee, clearing system or other similar person holding any such right, title or interest on his behalf, and all dividends or other distributions and other Related Rights.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.2	Construction

(a)	Capitalized terms defined in the Management Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	Any reference in this Deed, the Management Agreement and any other agreement or instrument shall include all amendments, supplements and restatements thereto.

(c)	The rules of interpretation and construction in the Management Agreement apply to this Deed, except that references to the Management Agreement shall be construed as references to this Deed.

(d)	For the purpose of conferring rights, powers, privileges, authorities, discretions and immunities contained in the CPO on the Chargee, a Receiver or a Delegate, references to charge (including legal charge and equitable charge) or mortgage (including legal mortgage and equitable mortgage) in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Security Interests, references to mortgaged land in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Security Assets, references to mortgage money in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to all or any part of the Secured Liabilities, references to mortgagee in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Chargee or its Delegate, references to receiver in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to a Receiver or its Delegate, and references to mortgagor in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Chargor.

(e)	In this Deed, unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender; unless otherwise stated, references to Clauses, Subclauses or Schedules are to clauses, subclauses or schedules of this Deed. Clause headings are inserted for reference only and shall be ignored in construing this Deed.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in the Management Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term in the Management Agreement, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

2.	CREATION OF SECURITY INTERESTS

(a)	The Chargor, as the sole owner of, and as continuing security for the due and punctual payment and discharge of all Secured Liabilities, charges all his Shares, as a first priority Security, to the Chargee.

(b)	The Chargor covenants that the Shares, and additional Shares to be from time to time be allotted to the Chargor or acquired by the Chargor from any third party, shall at all times be charged, as a first priority Security, to the Chargee.

(c)	For so long as the applicable Korea law and listing requirements do not acknowledge or recognize the arrangement (“Nominee Arrangement”) of a shareholder and a nominee (other than Korea Securities Depository) with regarding the holding of any share listed at KOSDAQ by the nominee on behalf of the shareholder, the Parties agree that the Shares charged under paragraphs (a) and (b) of this Clause 2 exclude the Shares presently registered in the name of the Securities Agent. Nevertheless, the Parties agree that other provisions (including without limitation Clauses 2 to 5) of this Deed shall apply to the Shares registered under the name of the Securities Agent to the extent permissible by applicable laws.

3.	RESTRICTIONS ON DEALING WITH SECURITY ASSETS

3.1	Negative pledge

The Chargor shall not create or permit to subsist any Security or Quasi-Security over any Security Asset (including without limitation pledging the Shares or any of the voting rights or economic rights ensuing therefrom to any other person), except with the prior written consent of the Chargee.

3.2	Disposals

The Chargor shall not, and shall cause the Securities Agent not to, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Security Asset (and Chargor shall not hereafter appoint any nominee for any Shares), except with the prior written consent of the Chargee.

3.3	Further assurance

(a)	The Chargor shall report to FSS within 5 business days from the date of this Deed and shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Chargee may reasonably specify (and in such form as the Chargee may reasonably require in favour of the Chargee):

(i)	to perfect the Security created or intended to be created under or evidenced by this Deed (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security Interests) or for the exercise of any rights, powers and remedies of the Chargee provided by or pursuant to this Deed or by law; or

(ii)	to confer on the Chargee the Security over any property and assets of the Chargor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to this Deed; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Interests.

(b)	The Chargor shall take all such action as is available to him (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Chargee by or pursuant to this Deed.

4.	SHARES

4.1	Notification

The Chargor shall promptly notify the Chargee of:

(a)	his acquisition of, or agreement to acquire, any Share;

(b)	the declaration, payment, receipt, offer or issue of any Related Right in respect of any Share; and

(c)	any intention of which he becomes aware for any Share to be held in uncertificated form and to be transferable through the Clearing System.

4.2	[Intentionally deleted]

4.3	Voting

a)	The Chargor shall only exercise or direct the exercise of the voting and other rights attached to the Shares according to the Chargee’s written instructions and to the extent that it is permissible by Hong Kong and Korean laws and listing requirements, irrevocably and exclusively (i.e. to the exclusion of any third party including the Chargor) authorize the Chargee to be his attorney-in-fact and give direction and exercise the voting and other rights attached to the Shares;

b)	shall, to the extent that it is permissible by Hong Kong and Korean laws and listing requirements, promptly execute and/or deliver to the Chargee such forms of power of attorney or proxy as the Chargee requires with a view to enabling the Chargee to exercise those rights.

4.4	Dividends

The Chargee agrees that any cash dividend and other income or distribution of whatsoever nature deriving from any Share belongs and inures to the benefit of to the Chargee and shall promptly transfer and/or cause to be transferred subject to compliance with applicable Hong Kong law and Korean laws and listing requirements (for as long as the shares are listed at KOSDAQ), such cash dividend and such income or distribution of whatsoever nature deriving from the Shares to an account of an authorized bank from time to time designated by the Chargee or, as if a Receiver has been appointed pursuant to Clause 9, the Receiver.

4.5	Shares held by nominees of the Chargor

The Parties understand that at the time of this deed Korean law and listing requirements prohibit and nullify any Nominee Arrangement, nonetheless, to the extent that such arrangement becomes legal and binding under Korean law and listing requirements, then in relation to any Share held in the name of a nominee of the Chargor, the Chargor shall promptly upon request by the Chargee deliver to it an irrevocable power of attorney, expressed to be given by way of security and executed as a deed by that nominee. That power of attorney shall appoint the Chargee, each Receiver and each Delegate, as the attorney of the holder and shall be in such form as the Chargee requires.

4.6	Communications

(a)	The Chargor shall promptly upon request by the Chargee deliver to it a copy of each circular, notice, report, set of accounts or other document received by him or his nominee relating to any of his Shares.

(b)	The Chargor shall promptly deliver to the Chargee a copy of, and comply with, each request for information made pursuant to any articles of association or other constitutional or governing document relating to any of his Shares.

(c)	If the Chargor does not comply with paragraph (b) above, the Chargee may provide any information it has on behalf of the Chargor.

4.7	Payment of calls

(a)	The Chargor shall promptly perform all calls or other payment obligations in respect of any of his Shares when due.

(b)	If the Chargor does not comply with paragraph (a) above, the Chargee may perform that call or other payment obligation on behalf of the Chargor.

(c)	The Chargor shall immediately on request by the Chargee reimburse the Chargee for any payment made by the Chargee under this Clause 4.7.

5.	GENERAL UNDERTAKINGS

5.1	Authorisations

The Chargor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Chargee of, any Authorisation required under any law or regulation of his jurisdiction of residence to enable him to perform his obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in his residence of this Deed. In particular, to obtain required approvals from South Korea Financial Supervisory Service (FSS) prior to the enforcement of the Security Interests and make disclosures mentioned in Clause 4.1 of the Management Agreement.

5.2	Compliance with laws

The Chargor shall comply in all respects with all laws to which he may be subject, if failure so to comply would materially impair his ability to perform his obligations under this Deed.

5.3	Information

The Chargor shall supply to the Chargee promptly such information regarding his financial condition, business and operations, his Security Assets and his compliance with this Deed as the Chargee may reasonably request.

5.4	No other prejudicial conduct

The Chargor shall not do, or permit to be done, anything which could prejudice the Security Interests.

6.	REPRESENTATIONS AND WARRANTIES

The Chargor makes the representations and warranties set out in this Clause 6 to the Chargee on the date of this Deed.

6.1	Binding obligations

The obligations expressed to be assumed by him in this Deed are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting his obligations which are specifically referred to in any legal opinion delivered pursuant to the Management Agreement; or

(b)	the requirements specified in paragraph (b) of Clause 4 (Further assurance).

6.2	Non-conflict with other obligations

The entry into and performance by him of, and the transactions contemplated by, this Deed do not and will not conflict with:

(a)	any law or regulation applicable to him; or

(b)	any agreement or instrument binding upon him or any of his assets.

6.3	Power and authority to enter into and perform this Deed

He has full power and capacity to enter into, perform and deliver, and has taken all necessary action to authorize his entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed.

6.4	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable him lawfully to enter into, exercise its rights and comply with his obligations in this Deed;

(b)	[to make this Deed admissible in evidence in his jurisdiction of residence;

(c)	to enable him to create the Security to be created by him pursuant to this Deed and to ensure that such Security has the priority and ranking it is expressed to have; and

(d)	for him and his affiliates (to the extent applicable) to carry on their business, and which are material, have been obtained or effected and are in full force and effect save for the making of appropriate registrations of this Deed with the Hong Kong Companies Registry.

6.5	Governing law and enforcement

(a)	The choice of Hong Kong law as the governing law of this Deed will be recognized and enforced in his jurisdiction of residence.

(b)	Any judgment obtained in Hong Kong in relation to this Deed will be recognized and enforced in his jurisdiction of residence.

6.6	Deduction of Tax

He is not required under the law applicable where he is a resident or at the address specified in this Deed to make any deduction for or on account of Tax from any payment he may make under any this Deed.

6.7	No filing or stamp taxes

Under the law of his jurisdiction of residence or any other relevant jurisdiction it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Deed or the transactions contemplated by this Deed.

6.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the entry into or performance of this Deed.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on him or to which his assets are subject which might have a Material Adverse Effect.

6.9	Pari passu ranking

(a)	Subject to the requirements specified in Clause 4 (Further assurance), this Deed creates (or, once entered into, will create) in favour of the Chargee for the benefit of the Secured Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, his payment obligations under this Deed rank at least pari passu with the claims of all of his other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

6.10	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of his knowledge and belief) been started or threatened against him.

6.11	Asset

(a)	The assets listed in Schedule 2 (Shares) are all of the Shares in which he has an interest.

(b)	Subject to this Deed, the Chargor is the sole legal and beneficial owner of Shares registered in his name and he is the sole beneficial owner of Shares registered in the name of Securities Agent and that these Shares are free from Encumbrances.

(c)	He has good and marketable title to the assets subject to the Security created by him pursuant to this Deed, free from all Security except the Security created pursuant to, or permitted by, this Deed.

(d)	The Shares which are Security Assets are duly authorized, validly issued, fully paid and not subject to any option to purchase or similar rights. There are no moneys or liabilities outstanding or payable in respect of the Shares nor will there be any and they have not been redeemed nor cancelled in any way nor will they be.

(e)	The constitutional and governing documents of the company whose shares are Security Assets do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of all or any part of the Security Assets.

(f)	There are no agreements in force which provide for the issue or allotment of or grant any person the right to call for the issue or allotment of, any share or loan capital of the company whose shares are Security Assets (including any option or right of pre-emption or conversion).

7.	ENFORCEMENT OF SECURITY INTERESTS

7.1	When enforceable

The Security Interests shall be immediately enforceable on and at any time after the occurrence of an Event of Default.

7.2	Enforcement action

At any time after the Security Interests have become enforceable and subject to the Authorizations in place, the Chargee may in its absolute discretion enforce all or any part of the Security Interests in any manner it sees fit and hold or dispose of all or any part of the Security Assets.

7.3	CPO powers

At any time after the Security Interests have become enforceable, the rights, powers, privileges, authorities, discretions and immunities conferred (or deemed by this Deed to be conferred) by the CPO on the Chargee, a Receiver or a Delegate, including the power of sale, the power to appoint a receiver and other powers conferred (or deemed by this Deed to be conferred) by sections 50 (Power to appoint a receiver), 51 (Powers of mortgagee and receiver) and 53 (Sale by mortgagee) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO, as varied and extended by this Deed, shall be immediately exercisable.

7.4	Contingencies

If all or any part of the Security Interests are enforced at a time when no amount is due under this Deed but any such amount may or will become due, the Chargee or the Receiver may pay the proceeds of any recoveries effected by it into a suspense account.

8.	CPO

8.1	Sections 50 and 51 and the Fourth Schedule

The power of sale, the power to appoint a receiver and other powers conferred (or deemed by this Deed to be conferred) by sections 50 (Power to appoint a receiver), 51 (Powers of mortgagee and receiver) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO on the Chargee, a Receiver or a Delegate, as varied and extended by this Deed, shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on the date of this Deed, and shall be exercisable in accordance with Clause 7.3 (CPO powers) and no restriction imposed by any law (including pursuant to the CPO) in relation to the exercise of any power by the Chargee, a Receiver or a Delegate (including any power of sale), shall apply to this Deed.

8.2	Wide construction of enforcement powers

The powers of the Chargee and the Receiver under this Deed shall be construed in the widest possible sense and all Parties intend that the Chargee and the Receiver shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

9.	APPOINTMENT OF RECEIVERS

9.1	Appointment of Receivers

If:

(a)	requested by the Chargor; or

(b)	the Security Interests have become enforceable,

without any notice or further notice, the Chargee may, by deed or otherwise in writing signed by the Chargee or any person authorized for this purpose by the Chargee, appoint one or more persons to be a Receiver of all or any part of the Security Assets (i) for enforcement outside of South Korea and (ii), in the event that Korean law and listing requirements acknowledge or recognize the legality and validity of appointment of Receiver, for enforcement in South Korea subject to and pursuant to the applicable Korean law and listing requirements. The Chargee may similarly remove any Receiver and appoint any person instead of any Receiver. If the Chargee appoints more than one person as Receiver, the Chargee may give those persons power to act either jointly or severally. The provisions of section 50 (Power to appoint a receiver) of the CPO (as varied and/or extended by this Deed) shall apply to any appointment made pursuant to this Deed.

9.2	Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions and defaults.

9.3	Remuneration of Receivers

The Chargee may determine the remuneration of any Receiver and direct payment of that remuneration out of moneys received by the Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver.

10.	RIGHTS, POWERS AND LIABILITIES OF CHARGEE AND RECEIVERS

10.1	Rights and powers of Receivers

Any Receiver appointed pursuant to Clause 9 (Appointment of Receivers) shall have:

(a)	the rights and powers set out in Schedule 1 (Rights and powers of Receivers); and

(b)	the rights, powers, privileges, authorities, discretions and immunities conferred by law, including the rights, powers, privileges, authorities, discretions and immunities conferred on receivers and managers by the Companies (Winding Up and Miscellaneous Provisions) Ordinance and the CPO (as varied and/or extended by this Deed), including any powers added to those Ordinances after the date of this Deed.

10.2	Rights of Chargee

At any time after the Security Interests have become enforceable, to the fullest extent permitted by law, any rights conferred by this Deed or by law upon a Receiver may be exercised by the Chargee, whether or not the Chargee shall have appointed a Receiver of all or any part of the Security Assets.

10.3	Delegation

The Chargee may delegate in any manner to any person any rights exercisable by the Chargee under this Deed. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Chargee thinks fit and the Chargee may pass confidential information to any such delegate.

10.4	Possession

If the Chargee, any Receiver or any Delegate takes possession of the Security Assets, it may at any time relinquish possession.

10.5	Chargee’s liability

Neither the Chargee, any Receiver nor any Delegate shall, either by reason of taking possession of the Security Assets or for any other reason and whether as mortgagee in possession or otherwise, be liable for:

(a)	any costs, losses, liabilities or expenses relating to the realization of any Security Assets; or

(b)	any act or omission of the Chargee, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Security Assets or in connection with this Deed, unless directly caused by its gross negligence or willfully.

11.	ORDER OF APPLICATION

All amounts from time to time received or recovered by the Chargee or any Receiver pursuant to the terms of this Deed or in connection with the realization or enforcement of all or any part of the Security Interests shall be held by the Chargee on trust to apply them at any time as the Chargee (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Chargee, any Receiver or any Delegate;

(b)	in discharging all costs and expenses incurred by the Chargee in connection with any realization or enforcement of the Security Interests or any action taken at the request of the Chargee under Clause 3.3 (Further assurance);

(c)	if the Chargor is not under any further actual or contingent liability under this Deed, in payment or distribution to any person to whom the Chargee is obliged to pay or distribute in priority to the Chargor; and

(d)	the balance, if any, in payment or distribution to the Chargor.

12.	POWER OF ATTORNEY

12.1	Appointment

The Chargor by way of security irrevocably appoints the Chargee, each Receiver and each Delegate severally to be his attorney (with full power of substitution), on his behalf and in his name or otherwise, (a) firstly outside of South Korea and (b) secondly, in the event that Korean law and listing requirements acknowledge or recognize the legality and validity of such power of attorney in South Korea, in S. Korea subject to and pursuant to the applicable Korean law and listing requirements. The attorney’s authority shall become exercisable after any Event of Default occurs and may be exercised in such manner as the attorney thinks fit, include without limitation the following:

(a)	to do anything which the Chargor is obliged to do under this Deed but has failed to do (including to do all such acts or execute all such documents, assignments, transfers, mortgages, charges, deeds, notices, instructions, filings and registrations as the Chargee may reasonably specify (and in such form as the Chargee may reasonably require in favour of the Chargee or its nominee(s))); and

(b)	to exercise any of the rights conferred on the Chargee, any Receiver or any Delegate in relation to the Security Assets or under this Deed, the CPO, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance or generally under Hong Kong law.

12.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by him in Clause 12.1 (Appointment).

13.	PROTECTION OF THIRD PARTIES

No purchaser or other person dealing with the Chargee, any Receiver or its agents shall be concerned to enquire:

(a)	whether the powers or rights conferred on the Chargee, any Receiver, or its Delegates have arisen;

(b)	whether the powers or rights conferred on the Chargee, any Receiver, or its Delegates have become exercisable;

(c)	whether any consents, regulations, restrictions or directions relating to such powers have been obtained or complied with;

(d)	whether the Chargee, any Receiver or its Delegates is acting within such powers;

(e)	whether any money remains due under the Management Agreement and the receipt in writing of the Chargee, any Receiver or its Delegates shall be sufficient discharge to that purchaser or other person;

(f)	as to the propriety or validity of acts purporting or intended to be in exercise of any such powers; or

(g)	as to the application of any money paid to the Chargee, any Receiver or its Delegates.

14.	SAVING PROVISIONS

14.1	Continuing Security

Subject to Clause 15 (Discharge of Security), the Security Interests are continuing Security and will extend to the ultimate balance of the Secured Liabilities, regardless of discharge in whole or in part.

14.2	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Chargor or the Company or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or otherwise, without limitation, then the liability of the Chargor and the Security Interests under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.3	Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Security Interests will be affected by an act, omission, matter or thing which, but for this Clause 14.3, would reduce, release or prejudice any of his obligations under this Deed or any of the Security Interests (without limitation and whether or not known to him or the Chargee) including:

(a)	any time, waiver or consent granted to, or composition with, the Chargor or other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Management Agreement;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under the Management Agreement or any other document or security; or

(g)	any insolvency, bankruptcy, liquidation, winding-up, provisional supervision, supervision, administration, receivership or similar proceedings.

14.4	Immediate recourse

The Chargor waives any right he may have of first requiring the Chargee (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of this Deed to the contrary.

14.5	Appropriations

The Chargee (or any trustee or agent on its behalf) may at any time during the Security Period without affecting the liability of the Chargor under this Deed:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Chargee (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

14.6	Additional security

(a)	The Security Interests are in addition to and are not in any way prejudiced by any other guarantee or security now or subsequently held by the Chargee.

(b)	No prior security held by the Chargee (in its capacity as such or otherwise) over any Security Asset will merge into this Security.

15.	DISCHARGE OF SECURITY

Once the Secured Liabilities are discharged, the Chargee shall at the request and cost of the Chargor, release, reassign or discharge (as appropriate) the Security Assets from the Security Interests.

16.	COSTS AND EXPENSES

16.1	Amendment costs

If the Chargor requests an amendment, waiver or consent, to the extent not paid by the Chargor, the Chargor shall, within three Business Days of demand, reimburse the Chargee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Chargee in responding to, evaluating, negotiating or complying with that request.

17.	REMEDIES, WAIVERS AND DETERMINATIONS

17.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Chargee, any Receiver or Delegate, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No waiver or election to affirm this Deed on the part of the Chargee, any Receiver or Delegate shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

17.2	Certificates and determinations

Any certification or determination by the Chargee or any Receiver of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

18.	CHANGES TO THE PARTIES

18.1	The Chargor

The Chargor may not assign or transfer any of his rights or obligations under this Deed, except with the prior written consent of the Chargee.

18.2	The Chargee

The Chargee may assign or transfer its rights and/or obligations under this Deed in accordance with, and following the procedure set out in, the Management Agreement and may disclose any information in its possession relating to the Chargor to any actual or prospective assignee, transferee or participant. The consent of the Chargor shall not be required for any such assignment or transfer.

19.	NOTICES

19.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by electronic means or letter.

19.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is:

(a)	in the case of the Chargor, to:

Address	:	No. 26 Tonggang Road, Changjing Town, Jiangyin City, Jiangsu Province
Attention	:	Yongnan ZHOU
Email	:	zyn888@tonglioptech.com

(b)	in the case of the Chargee, to the contact details below, or any substitute address or department or officer as it may notify to the other Party by not less than five Business Days’ notice:

Address	:	No. 26 Tonggang Road, Changjing Town, Jiangyin City, Jiangsu Province
Attention	:	Yongnan ZHOU
Email	:	zyn888@tonglioptech.com

19.3	Change of Contact Details

A Party may notify the other Parties of a change of its relevant address or facsimile number for the purposes of Clause 19.2, provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than two Business Days after the date on which notice is given, the date falling two Business Days after notice of any such change has been given.

19.4	Delivery

(a)	Any communication or document made or delivered by a Party to the other under or in connection with this Deed will be effective:

(i)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 19.2, if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Chargee will be effective only when actually received by the Chargee and then only if it is expressly marked for the attention of the department or officer identified with the Chargee’s signature below (or any substitute department or officer as the Chargee shall specify for this purpose).

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) and (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

19.5	Electronic communication

(a)	Any communication to be made between the two Parties under or in connection with this Deed may be made by electronic mail or other electronic means to the extent the Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if the Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by the Chargor to the Chargee only if it is addressed in such a manner as the Chargee shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

19.6	English and Chinese language

(a)	Any notice given under or in connection with this Deed must be in English or Chinese.

(b)	All other documents provided under or in connection with this Deed must be in English or Chinese

20.	PARTIAL INVALIDITY

If, at any time, any provision of the Management Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.	SEPARATE AND INDEPENDENT OBLIGATIONS

The Security created by the Chargor by or in connection with this Deed is separate from and independent of the Security created or intended to be created to secure any of the Secured Liabilities by or in connection with the Management Agreement.

22.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

23.	GOVERNING LAW

All matters of interpretation and performance of this Deed will be governed by Hong Kong law.

24.	ENFORCEMENT

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 24 is for the benefit of the Chargee only. As a result, the Chargee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1

RIGHTS AND POWERS OF RECEIVERS

Any Receiver appointed pursuant to Clause 9 (Appointment of Receivers) shall have the right and power, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)	Enter into possession

to take possession of, get in and collect all or any part of the Security Assets, and to require payment to it or to the Chargee of any dividends or other distributions and without prejudice to the foregoing, cause to be registered all or any part of the Security Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof;

(b)	Contracts

to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract or arrangement to which the Chargor is a party and to do all acts and to execute in the name and on behalf of the Chargor any deed, receipt or other document;

(c)	Deal with Security Assets

to sell, transfer, assign, exchange, hire out, lend, license or otherwise dispose of or realize all or any part of the Security Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments or deferred);

(d)	Uncalled capital

to call up any uncalled capital of the Chargor;

(e)	Borrow money

to borrow or raise money either unsecured or on the security of all or any part of the Security Assets (either in priority to the Security Interests or otherwise);

(f)	Rights of ownership

to manage and use all or any part of the Security Assets and to exercise and do all such rights and things as the Receiver would be capable of exercising or doing if it were the absolute beneficial owner of all or any part of the Security Assets;

(g)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings relating to all or any part of the Security Assets;

(h)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person or relating to all or any part of the Security Assets;

(i)	Redemption of Security

to redeem any Security (whether or not having priority to the Security Interests) over all or any part of the Security Assets and to settle the accounts of any person with an interest in all or any part of the Security Assets;

(j)	Advisors

to appoint a solicitor or accountant or other professionally qualified person to assist him in the performance of his functions;

(k)	Delegation

to delegate in any manner to any person any rights exercisable by the Receiver under this Deed, and any such delegation may be made upon such terms and conditions (including the power to sub-delegate) as it thinks fit, and to pass confidential information to any such delegate;

(l)	Receipts

to give a valid receipt for any moneys and do anything which may be necessary or desirable for realizing all or any part of the Security Assets; and

(m)	Other powers

to do anything else it may think fit for the realization of all or any part of the Security Assets or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of this Deed, the CPO, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance and other applicable statutory provisions and common law.

SCHEDULE 2
SHARES

Name of Issuer	Shareholder(s) at the list of Korean Securities Depository	No. and Type of Shares
GREAT RICH TECHNOLOGIES LIMITED	The Chargor	31,189,311 ordinary shares
GREAT RICH TECHNOLOGIES LIMITED	Securities Agent: Haitong International Securities Company Limited (Please note Clause 2(c)).	162,000 ordinary shares

IN WITNESS WHEREOF, this Deed has been executed and delivered as a deed on the date stated at the beginning.

SIGNED, SEALED AND DELIVERED

by Yongnan ZHOU:

By:

EXECUTED AS A DEED OF

Xinruixiang Holding Limited

By:	/s/ Yongnan ZHOU	(SIGNATURE)
Name:	Yongnan ZHOU
Title:	Authorized Director